Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-122092 of Nexia Holdings, Inc. and Subsidiaries on Form SB-2/A of our audit report, dated May 13, 2005, except for Note 16, for which the date is April 20, 2006, and except for Notes 19 and 21 through 24, for which the date is October 10, 2006 of Nexia Holdings, Inc. and Subsidiaries which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
October 19, 2006